IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: W. R. Grace & Co., et al., Debtors.	))))))))	Chapter 11 Case No. 01-01139 (KJC) Jointly Administered

EXHIBIT 3 TO EXHIBIT BOOK
ASBESTOS PD TRUST AGREEMENT
EXHIBIT 3
Attached.

WRG ASBESTOS PROPERTY DAMAGE SETTLEMENT
TRUST AGREEMENT
WRG ASBESTOS PROPERTY DAMAGE SETTLEMENT TRUST AGREEMENT
TABLE OF CONTENTS

AGREEMENT OF TRUST	3
1.1Creation and Name    3
1.2Purpose    4
1.3Transfer of Assets.    4
1.4Acceptance of Assets and Assumption of Liabilities.    7

POWERS AND TRUST ADMINISTRATION	8
2.1Powers.    8
2.2General Administration.    13
2.3Claims Administration    17
2.4Sealed Air Settlement Agreement    18
2.5Class 7B Claims -- Educational Program    21

ACCOUNTS, INVESTMENTS AND PAYMENTS	22
3.1Accounts.    22
3.2Investments    23
3.3Source of Payments.    25

TRUSTEES; DELAWARE TRUSTEE	26
4.1Number    26
4.2Term of Service.    26
4.3Appointment of Successor Trustees.    27
4.4Liability of Trustees ZTAC Members, and the PD FCR    28
4.5Compensation and Expenses of Trustees.    28
4.6Indemnification.    29
4.7Trustees’ Lien    30
4.8Trustees’ Employment of Experts; Delaware Trustee’s Employment of Counsel.    30
4.9Trustees’ Independence    31
4.10Bond    31
4.11Delaware Trustee.    31

TRUST ADVISORY COMMITTEE CLASS - 7B CLAIMS	33
5.1Members    33
5.2Duties    33
5.3Term of Office.    34
5.4Appointment of Successor.    34
5.5TAC’s Employment of Professionals.    35
5.6Compensation and Expenses of the ZTAC    36
5.7Procedures for Consultation With and Obtaining the Consent of the ZTAC.    37

THE PD FCR	39
6.1Duties    39
6.2Term of Office.    40
6.3Appointment of Successor    40
6.4PD FCR’s Employment of Professionals.    40
6.5Compensation and Expenses of the PD FCR    42
6.6Procedures for Consultation with and Obtaining the Consent of the PD FCR.    42

GENERAL PROVISIONS	44
7.1Irrevocability    44
7.2Term; Termination.    44
7.3Amendments    45
7.4Meetings    46
7.5Severability    47
7.6Notices    47
7.7Successors and Assigns    50
7.8Limitation on Claim Interests for Securities Laws Purposes    50
7.9Entire Agreement; No Waiver    50
7.10Headings    50
7.11Governing Law    51
7.12Settlors’ Representative and Cooperation    51
7.13Audit Rights    51
7.14Dispute Resolution    51
7.15Enforcement and Administration    52
7.16Effectiveness    52
7.17Counterpart Signatures    52

WRG ASBESTOS PROPERTY DAMAGE SETTLEMENT TRUST AGREEMENT
This WRG Asbestos Property Damage Settlement Trust Agreement (this “PD Trust Agreement”), dated the date set forth on the signature page hereof and effective as of the Effective Date, is entered into, pursuant to the First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of W. R. Grace & Co., et al., the Official Committee of Asbestos Personal Injury Claimants, the Asbestos PI Future Claimants’ Representative, and the Official Committee of Equity Security Holders as Modified Through December 23, 2010 (as it may be amended or modified, the “Plan”), by W. R. Grace & Co. and the other Debtors (collectively, referred to as the “Debtors,” “Grace,” or the “Settlors”), the debtors and debtors-in-possession whose chapter 11 cases are jointly administered under Case No. 01-1139-KJC in the United States Bankruptcy Court for the District of Delaware; the Asbestos PD Future Claimants’ Representative (the “PD FCR”); the Official Committee of Asbestos Property Damage Claimants (the “PD Committee”); the Asbestos PD Trustees (the “Trustees”); Wilmington Trust Company (the “Delaware Trustee”); and the members of the Zonolite Attic Insulation Trust Advisory Committee (the “ZTAC” or “ZTAC Members”) identified on the signature page hereof; and
WHEREAS, the Debtors have reorganized under the provisions of chapter 11 of the Bankruptcy Code in cases filed in the United States Bankruptcy Court for the District of Delaware, jointly administered and known as In re W. R. Grace & Co., et al., Case No. 01-1139-KJC; and
WHEREAS, the Confirmation Order has been entered by the Bankruptcy Court and affirmed by the District Court; and
WHEREAS, the Plan provides, inter alia, for the creation of the WRG Asbestos PD Trust (the “PD Trust”); and
WHEREAS, pursuant to the Plan, the PD Trust is to use its assets and income to satisfy all PD Trust Claims and all costs and expenses incurred in relation thereto; and
WHEREAS, it is the intent of Grace, the Trustees, the PD Committee, the ZTAC, and the PD FCR that the PD Trust be administered, maintained, and operated at all times through mechanisms that provide reasonable assurance that the PD Trust will satisfy all Allowed PD Trust Claims pursuant to either (1) in the case of PD Trust Claims in Class 7A under the Plan (“Class 7A Claims”), the Case Management Order for Class 7A Asbestos PD Claims (the “Class 7A CMO”) to be entered by the Bankruptcy Court, PD Settlement Agreements, or Final Orders of the Court determining the Allowed Amount of the Unresolved Asbestos PD Claims in Class 7A; or (2) in the case of PD Trust Claims in Class 7B (“Class 7B Claims”), the WRG United States Zonolite Attic Insulation (“US ZAI”) Property Damage Settlement Trust Distribution Procedures, incorporating the ZAI Class Settlement Agreement (the “ZAI TDP”); and WHEREAS, all rights of the holders of PD Trust Claims arising under this PD Trust Agreement and the ZAI TDP shall vest upon the Effective Date; and
WHEREAS, pursuant to the Plan, the PD Trust is intended to qualify as a “qualified settlement fund” within the meaning of section 1.468B-l et seq. of the Treasury Regulations promulgated under section 468B of the Internal Revenue Code (the “QSF Regulations”); and
WHEREAS, the Bankruptcy Court has determined that the PD Trust and the Plan satisfy all the prerequisites for an injunction pursuant to section 524(g) of the Bankruptcy Code with respect to any and all PD Trust Claims, and such injunction has been entered in connection with the Confirmation Order;
NOW, THEREFORE, it is hereby agreed as follows:
SECTION I
AGREEMENT OF TRUST
1.1    Creation and Name. The Debtors as Settlors hereby create a trust known as the ‘‘WRG Asbestos PD Trust,” which is the PD Trust provided for and referred to in the Plan. The Trustees of the PD Trust shall transact the business and affairs of the PD Trust in the name of the PD Trust, and references herein to the PD Trust shall include a Trustee or Trustees acting on behalf of the PD Trust. The PD Trust will have a separate ZAI Trustee who will administer all funds paid pursuant to the ZAI Term Sheet as incorporated in the Deferred Payment Agreement (Class 7B ZAI) and all earnings thereof (the “ZAI Trust Assets”); the ZAI Claims Process; the ZAI educational program and all related ZAI matters. The ZAI Trust Assets will not be comingled with any other assets in the PD Trust. The ZAI Trustee and any successor will be chosen by the ZTAC and the PD FCR. It is the intention of the parties hereto that the trust created hereby constitute a statutory trust under Chapter 38 of title 12 of the Delaware Code, 12 Del. C. § 3801 et seq. (the “Act’’) and that this document, together with the by-laws described herein, constitute the governing instruments of the PD Trust. The Trustees and the Delaware Trustee are hereby authorized and directed to execute and file a Certificate of Trust with the Delaware Secretary of State in the form attached hereto.
1.2    Purpose. The purpose of the PD Trust is to assume all liabilities and responsibility for all Allowed PD Trust Claims, and, among other things to: (a) assume, and direct and perform the processing, liquidation and payment of all Class 7A Claims in accordance with the Plan, this PD Trust Agreement, the Class 7A CMO, any judgments pursuant to the Class 7A CMO, PD Settlement Agreements, and the Final Orders by the Court determining the Allowed Amount of the Unresolved Asbestos PD Claims in Class 7A; (b) direct the processing, liquidation and payment of all Class 7B Claims in accordance with the Plan, this PD Trust Agreement, and the ZAI TDP; (c) preserve, hold, manage, and maximize the assets of the PD Trust for use in paying and satisfying PD Trust Claims and all costs and expenses incurred in relation thereto; (d) qualify at all times as a qualified settlement fund for federal income tax purposes within the meaning of the treasury regulations issued pursuant to Section 468B of the IRC; and (e) otherwise carry out the provisions of this PD Trust Agreement, the ZAI TDP, and any other agreements into which the Trustees have entered or will enter in connection with the Plan. The PD Trust is to use the PD Trust’s assets and income to pay the holders of all PD Trust Claims in accordance with this PD Trust Agreement, the Class 7A CMO and the ZAI TDP in such a way that such holders of PD Trust Claims are treated fairly, equitably, and reasonably in light of the assets available to satisfy such claims, and to otherwise comply in all respects with the requirements of a trust set forth in section 524(g)(2)(B) of the Bankruptcy Code.
1.3    Transfer of Assets.
(a)    Pursuant to, and in accordance with, Section 7.3.2 of the Plan, on the Effective Date, Cryovac, Inc. shall transfer directly to the Asbestos PD Trust its share of the amount of the Class 7A Initial Payment and Fresenius shall transfer directly to the Asbestos PD Trust its share of the amount of the Class 7A Initial Payment. The Class 7A Initial Payment shall remain segregated from (i) the Class 7B Initial Payment and (ii) any payments made to the Asbestos PD Trust on account of CDN ZAI PD Claims.
(b)    Pursuant to, and in accordance with, Section 7.3.2 of the Plan, on the Effective Date, the Asbestos PD Trust shall assume, or shall be deemed to have assumed, the PD Settlement Agreements and shall immediately reserve and segregate from the Class 7A Initial Payment all amounts required to be paid upon the occurrence of the Effective Date pursuant to PD Settlement Agreements that require such payment, and shall provide for the payment of such amounts in the manner and at the time set forth in such PD Settlement Agreements.
(c)    Pursuant to, and in accordance with, Section 7.3.2 of the Plan, on the Effective Date, Cryovac, Inc. shall transfer directly to the Asbestos PD Trust its share of the amount of the Class 7B Initial Payment and Fresenius shall transfer directly to the Asbestos PD Trust its share of the amount of the Class 7B Initial Payment. The Class 7B Initial Payment shall remain segregated from (i) the Class 7A Initial Payment and (ii) any payments made to the Asbestos PD Trust on account of CDN ZAI PD Claims.
(d)    Pursuant to, and in accordance with, Section 7.3.2 of the Plan, on the Effective Date, Grace-Conn, or Parent shall, on behalf of the Reorganized Debtors and the Non-Debtor Affiliates, transfer to the Asbestos PD Trust all funds as set forth in the CDN ZAI Minutes of Settlement. The Class 7A Trustee, on behalf of the PD Trust, shall receive the funds transferred on account of the CDN ZAI Minutes of Settlement and shall immediately transfer such funds to the CDN ZAI PD Claims Fund to be used in the manner set forth in the CDN ZAI Minutes of Settlement. In no event shall the Asbestos PD Initial Payment (or any portion thereof) be transferred to the CDN ZAI PD Claims Fund.
(e)    Pursuant to, and in accordance with, Section 7.3.2 of the Plan, after the Effective Date, Grace-Conn or Parent shall, on behalf of the Reorganized Debtors and the Non-Debtor Affiliates, transfer to the Asbestos PD Trust all funds as set forth in the Class 7A Asbestos PD Deferred Payment Agreement and the Class 7B Asbestos PD Deferred Payment Agreement. Funds transferred pursuant to the Class 7A Asbestos PD Deferred Payment Agreement shall remain segregated from funds transferred pursuant to the Class 7B Asbestos PD Deferred Payment Agreement. In addition, on the Effective Date, by virtue of the confirmation of the Plan, without further notice, action, or deed, the Asbestos PD Trust Causes of Action shall be automatically transferred and assigned to, and indefeasibly vested in, the Asbestos PD Trust, and the Asbestos PD Trust shall thereby become the estate representative pursuant to section 1123(b)(3)(B) of the Bankruptcy Code with respect to the Asbestos PD Trust Causes of Action, with the exclusive right to enforce the Asbestos PD Trust Causes of Action, against any Entity, except those related to Claims and Demands in Class 7A, which shall be enforced by the Reorganized Debtors on behalf of the Asbestos PD Trust, and the proceeds of the recoveries of such Asbestos PD Trust Causes of Action shall be deposited in and shall become the property of the Asbestos PD Trust; provided, however, that nothing herein shall alter, amend or modify the injunctions and/or releases provided under the Plan including the Asbestos PD Channeling Injunction, the Asbestos PI Channeling Injunction, the Successor Claims Injunction, and the Asbestos Insurance Entity Injunction. The Class 7A Trustee shall have the right, but not the obligation, to prosecute and/or otherwise enforce any Asbestos PD Trust Causes of Action related to Non-ZAI Trust Assets or Class 7A Claimants. Grace shall provide the Class 7A Trustee with a list of any Asbestos PD Trust Causes of Action which Grace wants investigated, enforced, and/or prosecuted by the Class 7A Trustee.
(f)    In all events, the transfers on account of Class 7A Claims (the “Non-ZAI Trust Assets”) and the transfers of ZAI Trust Assets (collectively the “PD Trust Assets”), along with the CDN Assets, or any other assets to be transferred to the PD Trust under the Plan will be transferred to the PD Trust free and clear of any liens or other claims by the Debtors, Reorganized Debtors, any creditor, or other entity except as otherwise provided in the Plan. The Debtors and the Reorganized Debtors shall also execute and deliver such documents to the PD Trust as the Trustees reasonably request to transfer and assign any PD Trust Assets to the PD Trust.
1.4    Acceptance of Assets and Assumption of Liabilities.
(a)    In furtherance of the purposes of the PD Trust, the PD Trust hereby expressly accepts the transfer to the PD Trust of the PD Trust Assets and any other transfers contemplated by the Plan in the time and manner as, and subject to the terms, contemplated in the Plan.
(b)    In furtherance of the purposes of the PD Trust and in accordance with the Plan, the PD Trust expressly assumes all liabilities and responsibility for all PD Trust Claims, and the Reorganized Debtors, the Sealed Air Indemnified Parties, the Fresenius Indemnified Parties, and all other Asbestos Protected Parties shall have no further financial or other responsibility or liability therefor, except, in the case of the Reorganized Debtors, as provided for in the Plan, including but not limited to the Class 7A Deferred Payment Agreement, the Class 7B Deferred Payment Agreement, the W. R. Grace & Co. Guarantee Agreement (Class 7A PD), the W. R. Grace & Co. Guarantee Agreement (Class 7B ZAI) and the Share Issuance Agreement. In addition, the PD Trust assumes the obligations of the PD Settlement Agreements. Except as otherwise provided in this PD Trust Agreement, the Class 7A CMO, and the ZAI TDP, the PD Trust shall have, with respect to all Asbestos PD Claims other than Asbestos PD Claims that have been allowed pursuant to PD Settlement Agreements, all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such claims that Grace or the Reorganized Debtors have or would have had under applicable law. Regardless of the foregoing, however, a claimant must meet otherwise applicable federal, state and foreign statutes of limitations and repose, except as otherwise provided in Section 5.1.2 of the ZAI TDP.
(c)    No provision herein or in the Class 7A CMO or ZAI TDP shall be construed or implemented in a manner that would cause the PD Trust to fail to qualify as a “qualified settlement fund” under the QSF Regulations.
(d)    Nothing in this PD Trust Agreement shall be construed to be inconsistent with any material provision of the Plan, the ZAI TDP, or the PD CMO (except, with respect to the PD CMO, as specifically stated in this PD Trust Agreement), or in any way to limit (i) the scope, enforceability, or effectiveness of the Asbestos PD Channeling Injunction or the Successor Claims Injunction, or any other injunction or release issued or granted in favor of any (or all) of the Sealed Air Indemnified Parties or the Fresenius Indemnified Parties in connection with the Plan, or (ii) subject to the provisions of Section 1.3(f) above and Section 2.l(d) below, the PD Trust’s assumption of all liability for PD Trust Claims.
SECTION II
POWERS AND TRUST ADMINISTRATION
2.1    Powers.
(a)    The Trustees are and shall act as the fiduciaries to the PD Trust in accordance with the provisions of this PD Trust Agreement and the Plan. The Class 7A Trustee shall not be a fiduciary for any holder of any ZAI PD Claim and shall not exercise any control over the ZAI Trust Assets. The Class 7B Trustee shall not be a fiduciary for any holder of any Class 7A Claim and shall not exercise any control over the Non-ZAI Trust Assets. The Trustees shall, at all times, administer the PD Trust and the PD Trust Assets in accordance with the purposes set forth in Section 1.2 above. Subject to the limitations set forth in this PD Trust Agreement, the Trustees shall have the power to take any and all actions that, in the judgment of the Trustees, are necessary or proper to fulfill the purposes of the PD Trust, including, without limitation, each power expressly granted in this Section 2.1, any power reasonably incidental thereto, and any trust power now or hereafter permitted under the laws of the State of Delaware.
(b)    Except as required by applicable law or otherwise specified herein, the Trustees need not obtain the order or approval of any court in the exercise of any power or discretion conferred hereunder.
(c)    Without limiting the generality of Section 2.1(a) above, and except as limited below, the respective Trustees shall have the power with regard to the assets under their control to:
(i)    receive and hold the PD Trust Assets and exercise all rights with respect thereto (except that, notwithstanding any other provision of this Section 2.1, the PD Trust shall assume, as of the Effective Date, and shall pay, as and when due, without any deduction, proration, reduction, setoff or discount, the obligations owed to the holder of any Allowed Asbestos PD Claim under any PD Settlement Agreement), including the right to vote and sell any securities that are included in the PD Trust Assets;
(ii)    prudently invest the monies held from time to time by the PD Trust;
(iii)    sell, transfer, or exchange any or all of the PD Trust Assets at such prices and upon such terms as the Trustees may consider proper, consistent with the other terms of this PD Trust Agreement;
(iv)    enter into leasing and financing agreements with third parties to the extent such agreements are reasonably necessary to permit the PD Trust to operate;
(v)    pay liabilities and expenses of the PD Trust;
(vi)    establish such funds, reserves, and accounts within the PD Trust estate, as deemed by the Trustees to be useful in carrying out the purposes of the PD Trust;
(vii)    sue and be sued and participate, as a party or otherwise, in any judicial administrative, arbitrative, or other proceeding;
(viii)    establish, supervise, and administer the PD Trust in accordance with (1) this PD Trust Agreement, the Class 7A CMO, and the terms hereof for PD Trust Claims in Class 7A and (2) this PD Trust Agreement, the ZAI TDP, and the terms hereof for PD Trust Claims in Class 7B; provided, however, that with respect to future claimants in Section II of the Class 7A CMO, notwithstanding any other provision of this PD Trust Agreement or the Class 7A CMO, in the event that the Reorganized Debtor materially breaches its obligations to the PD Trust under the Deferred Payment Agreement (Class 7A PD) -- (I) Section 2.l(d) of this PD Trust Agreement and Paragraph II(C)(3) of the Class 7A CMO shall no longer be operative for such future claimants; (II) the Class 7A Trustee shall, in consultation with and the approval of the PD FCR, formulate Class 7A Trust Distribution Procedures which, at a minimum, provides for a FIFO queue, maximum annual payments, and a payment percentage to assure that the future claimants’ claims are valued and paid in a substantially similar manner as the current claimants; and (III) following implementation of the Class 7A TDP, the Class 7A Trustee shall have all of the same reporting obligations as the Class 7B Trustee found in Section 2.2(d) of this PD Trust Agreement;
(ix)    appoint such officers and hire such employees and engage such legal, financial, accounting, investment, auditing, forecasting, and other consultants and agents as the business of the PD Trust requires, and delegate to such persons such powers and authorities as the fiduciary duties of the Trustees permit and as the Trustees, in their discretion, deem advisable or necessary in order to carry out the terms of this PD Trust;
(x)    pay reasonable compensation to employees, legal, financial, accounting, investment, auditing, and forecasting, and other consultants, advisors, and agents, including those engaged by the PD Trust in connection with its alternative dispute resolution activities;
(xi)    compensate the Trustees, the Delaware Trustee, the ZTAC Members, and the PD FCR as provided below, and their employees, legal, financial, accounting, investment, and other advisors, consultants, independent contractors, and agents, and reimburse the Trustees, the Delaware Trustee, the ZTAC Members, and the PD FCR all reasonable out-of pocket costs and expenses incurred by such persons in connection with the performance of their duties hereunder;
(xii)    execute and deliver such instruments as the Trustees consider proper in administering the PD Trust;
(xiii)    enter into such other arrangements with third parties as are deemed by the Trustees to be useful in carrying out the purposes of the PD Trust, provided such arrangements do not conflict with any other provision of this PD Trust Agreement;
(xiv)    delegate any or all of the authority herein conferred with respect to the investment of all or any portion of the PD Trust Assets to any one or more reputable individuals or recognized institutional investment advisors or investment managers without liability for any action taken or omission made because of any such delegation, except as provided in Section 4.4 below;
(xv)    consult with the ZTAC in the case of Class 7B issues and the PD FCR at such times and with respect to such issues relating to the conduct of the PD Trust as the respective Trustees consider desirable;
(xvi)    make, pursue (by litigation or otherwise), collect, compromise or settle, in the name of the PD Trust, any claim, right, action, or cause of action included in the PD Trust Assets before any court of competent jurisdiction; and
(xvii)    provide books, records, and other materials to Grace pursuant to Section 7.13 herein and the provisions of the ZAI TDP governing Grace’s audit rights.
(d)    Notwithstanding the foregoing, the Reorganized Debtors shall, in their sole discretion, and on behalf of the PD Trust, prosecute and defend all proceedings initiated under the PD CMO or a complaint filed in the federal district courts pursuant to the PD CMO related to any Class 7A Claims.
(e)    The Trustees shall not have the power to guarantee any debt of other persons.
(f)    The Trustees agree to take the actions of the PD Trust required hereunder.
(g)    The Trustee for the PD Trust Claims in Class 7A (the “Class 7A Trustee”) shall give the PD FCR prompt notice of any act performed or taken pursuant to any section of this agreement which requires such notice, including, without limitation, Sections 2.l(c)(i), (iii), (vii), (viii) or (xv) above, and any act proposed to be performed or taken pursuant to Section 2.2(f) below, and the Trustee for the PD Trust Claims in Class 7B (the “Class 7B Trustee” or the “ZAI Trustee”) shall give the PD FCR and the ZTAC prompt notice of any act performed or taken pursuant to any section of this agreement which requires such notice, including, without limitation, Sections 2.1(c)(i), (iii), (vii), or (xv) above, and any act proposed to be performed or taken pursuant to Section 2.2(f) below.
2.2    General Administration.
(g)    The Trustees shall act in accordance with the PD Trust Agreement. In addition, the Class 7B Trustee shall act in accordance with the ZAI TDP. The Trustees shall adopt and act in accordance with PD Trust Bylaws. To the extent not inconsistent with the terms of this PD Trust Agreement, the PD Trust Bylaws shall govern the affairs of the PD Trust. In the event of an inconsistency between the PD Trust Bylaws and this PD Trust Agreement, this PD Trust Agreement shall govern.
(h)    The Trustees shall (i) timely file such income tax and other returns and statements and shall timely pay all taxes required to be paid by the PD Trust, (ii) comply with all applicable reporting and withholding obligations, (iii) satisfy all requirements necessary to qualify and maintain qualification of the PD Trust as a qualified settlement fund within the meaning of the QSF Regulations, and (iv) take no action that could cause the PD Trust to fail to qualify as a qualified settlement fund within the meaning of the QSF Regulations.
(i)    The respective Trustees for Class 7A and Class 7B shall timely account to the Bankruptcy Court as follows:
(i)    The Trustees shall cause to be prepared and filed with the Bankruptcy Court, as soon as available, and in any event within one hundred and twenty (120) days following the end of each fiscal year, annual reports (the “Annual Report”) for the claims and assets under their control containing financial statements of the PD Trust (including, without limitation, a balance sheet of the PD Trust as of the end of such fiscal year and a statement of operations for such fiscal year) audited by a firm of independent certified public accountants selected by the Trustees and accompanied by an opinion of such firm as to the fairness of the financial statements’ presentation of the cash and investments available for the payment of claims and as to the conformity of the financial statements with generally accepted accounting principles. The Class 7A Trustee shall provide a copy of such Annual Report to the PD FCR and Grace, and the Class 7B Trustee shall provide a copy of such Annual Report to the PD FCR, and the ZTAC Members, and Grace when such reports are filed with the Bankruptcy Court.
(ii)    Simultaneously with the filing of the Annual Report, the respective Trustees shall cause to be prepared and filed with the Bankruptcy Court, for the claims in their Class, a report containing a summary regarding the number and type of claims disposed of during the period covered by the financial statements. The Class 7A Trustee shall provide a copy of such report to the PD FCR, and the Class 7B Trustee shall provide a copy of such report to the PD FCR and the ZTAC Members when such report is filed.
(iii)    All materials required to be filed with the Bankruptcy Court by this Section 2.2(c) shall be available for inspection by the public in accordance with procedures established by the Bankruptcy Court and shall be filed with the Office of the United States Trustee for the District of Delaware (the “U.S. Trustee”).
(j)    The Class 7B Trustee shall cause to be prepared as soon as practicable prior to the commencement of each fiscal year budgets and cash flow projections covering such fiscal year and the succeeding four fiscal years for Class 7B Claims. The budgets and cash flow projections shall include a determination of the Maximum Annual Payment pursuant to Section 2.4 of the ZAI TDP, and the Percentage Payment pursuant to Sections 2.3 and 4.2 of the ZAI TDP. The Class 7A Trustee shall prepare such budgets and/or cash flow projections as requested in writing by Grace, subject to the terms of the Deferred Payment Agreement (Class 7A PD). The Class 7A Trustee shall provide a copy of any budget and cash flow projections for Class 7A Claims to the PD FCR and Grace, and the Class 7B Trustee shall provide a copy of the budget and cash flow projections for Class 7B Claims to the PD FCR, the ZTAC Members, and Grace.
(k)    The Class 7A Trustee shall consult with the PD FCR (i) on the general implementation and administration of the PD Trust; and (ii) on such other matters as may be required under this PD Trust Agreement. The Class 7B Trustee shall consult with the PD FCR and the ZTAC Members (i) on the general implementation and administration of the PD Trust; (ii) on the general implementation and administration of the ZAI TDP; and (iii) on such other matters as may be required under this PD Trust Agreement and the ZAI TDP.
(l)    The Class 7B Trustee shall be required to obtain the consent of Grace as required by the ZAI TDP. The Trustees shall be required to obtain the consent of the PD FCR and the ZTAC Members for matters involving Class 7B Claims and the ZAI TDP, pursuant to the Consent Process set forth in Section 5.7(b) and 6.6(b) below, in addition to any other instances elsewhere enumerated, in order:
(i)    to establish and/or to change the Claims Materials to be provided to holders of PD Trust Claims under Sections 6.1 and 6.2 of the ZAI TDP;
(ii)    to require that claimants provide additional kinds of evidence pursuant to Section 5.4 of the ZAI TDP;
(iii)    to change the form of release to be provided pursuant to Section 7.4 of the ZAI TDP;
(iv)    to terminate the PD Trust pursuant to Section 7.2 below;
(v)    to change the compensation and/or per diem of the ZTAC Members, the PD FCR, the Delaware Trustee or the Trustees, other than to reflect cost-of-living increases, or changes approved by the Bankruptcy Court as otherwise provided herein;
(vi)    to take actions to minimize any tax on the PD Trust Assets; provided that no such action prevents the PD Trust from qualifying as a qualified settlement fund within the meaning of the QSF Regulations or requires an election for the PD Trust to be treated as a grantor trust for tax purposes;
(vii)    to adopt the PD Trust Bylaws in accordance with Section 2.2(a) above or thereafter to amend the PD Trust Bylaws in accordance with the terms thereof;
(viii)    to amend any provision of this PD Trust Agreement or the ZAI TDP in accordance with the terms thereof;
(ix)    to acquire an interest in or to merge any claims resolution organization formed by the PD Trust with another claims resolution organization that is not specifically created by this PD Trust Agreement or the ZAI TDP, or to contract with another claims resolution organization or other entity that is not specifically created by this PD Trust Agreement or the ZAI TDP, or permit any other party to join in any claims resolution organization that is formed by the PD Trust pursuant to the PD Trust Agreement or the ZAI TDP; provided that such merger, acquisition, contract or joinder shall not (a) subject the Reorganized Debtors or any Asbestos Protected Party, or any successors in interest thereto, to any risk of having any PD Trust Claim asserted against it or them, (b) increase the costs of administering, maintaining and operating the PD Trust above the costs that would have been incurred by the PD Trust in the absence of such merger, acquisition, contract, or joinder, or (c) otherwise jeopardize the validity or enforceability of the Asbestos PD Channeling Injunction, the Successor Claims Injunction, or any other injunction or release issued or granted in favor of any (or all) of the Sealed Air Indemnified Parties or the Fresenius Indemnified Parties in connection with the Plan; and provided further that the terms of such merger will require the surviving organization to make decisions about the allowability and value of claims in accordance with Section 1.1 of the ZAI TDP which requires that such decisions be based on the provisions of the ZAI TDP; or
(x)    to fund an educational program related to Class 7B Claims.
(m)    The Class 7A Trustee shall meet with the PD FCR no less often than quarterly, and shall meet in the interim with the PD FCR when so requested. The Class 7B Trustee shall meet with the PD FCR and ZTAC Members no less often than quarterly, and shall meet in the interim with the PD FCR and the ZTAC Members when so requested by either.
(n)    The Class 7A Trustee, upon notice from the PD FCR, if practicable in view of pending business, shall at the next meeting with the PD FCR consider issues submitted by the PD FCR. The Class 7B Trustee, upon notice from the PD FCR or the ZTAC Members, if practicable in view of pending business, shall at the next meeting with the PD FCR or the ZTAC Members consider issues submitted by the PD FCR or the ZTAC Members.
2.3    Claims Administration. The Class 7B Trustee shall promptly proceed to implement the ZAI TDP. The Class 7A Trustee shall promptly coordinate adjudication of the Class 7A Claims with the Reorganized Debtors.
2.4    Sealed Air Settlement Agreement. Notwithstanding anything in this PD Trust Agreement, and not by way of limitation of the Sealed Air Settlement Agreement or the Plan, the PD Trust, the Trustees, (including, without limitation, the Class 7A Trustee and the Class 7B Trustee), and any of their successors shall (unless otherwise agreed to in writing by each of Sealed Air Corporation and Cryovac, Inc. in its absolute discretion)
(a)    unless otherwise required by a Final Determination (as defined in the Sealed Air Settlement Agreement) (1) file all Tax Returns required to be filed by the PD Trust, if any, consistent with the provisions of this Section 2.4(a) and shall take all other Defined Actions (as defined in the Sealed Air Settlement Agreement) that are reasonably requested by Sealed Air Corporation and consistent with the provisions of this Section 2.4 (a), and (2) be prohibited from taking any Defined Action (as defined in the Sealed Air Settlement Agreement) that may result in the disqualification of the PD Trust as a Qualified Settlement Fund (as defined in the Sealed Air Settlement Agreement) or be inconsistent with Cryovac, Inc. being treated as a “transferor” (as defined under Treasury Regulations section 1.468B-l(d)) (for purposes of this Section 2.4, the “Transferor”) of the Asbestos PD Initial Payment directly to the PD Trust pursuant to Section 7.3.2 of the Plan and the Confirmation Order; provided, however, that it shall not be required to take, or be prohibited from taking, as the case may be, a Defined Action (as defined in the Sealed Air Settlement Agreement) as required pursuant to sub-clauses (1) and (2) of this Section 2.4(a) if each of the following four requirements has been previously satisfied: (i) it has fully performed all of its obligations set forth in paragraph VI(f) of the Sealed Air Settlement Agreement, (ii) it has received a Contrary Opinion (as defined in the Sealed Air Settlement Agreement) with respect to such Defined Action (as defined in the Sealed Air Settlement Agreement) required or prohibited pursuant to this Section 2.4(a), (iii) it has provided a copy of such Contrary Opinion (as defined in the Sealed Air Settlement Agreement) to Sealed Air Corporation, and (iv) within forty-five days of the receipt by Sealed Air Corporation of such Contrary Opinion (as defined in the Sealed Air Settlement Agreement), Sealed Air Corporation has not provided it with a Sealed Air Opinion (as defined in the Sealed Air Settlement Agreement);
(b)    unless otherwise required by a Final Determination (as defined in the Sealed Air Settlement Agreement), treat for all Tax purposes any and all payments by Cryovac, Inc. pursuant to Section 7.3.2 of the Plan and the Confirmation Order, as a direct payment by Cryovac, Inc. to the PD Trust, for Asbestos PD Claims that constitutes an ordinary and necessary expense of Cryovac, Inc.; and shall, unless otherwise required by a Final Determination (as defined in the Sealed Air Settlement Agreement): (1) be prohibited from taking any Defined Action (as defined in the Sealed Air Settlement Agreement) that is inconsistent with the foregoing provisions of this Section 2.4(b), and (2) take all Defined Actions (as defined in the Sealed Air Settlement Agreement) that are reasonably requested by Sealed Air Corporation and consistent with the provisions of this Section 2.4(b); provided, however, that it shall not be required to take, or be prohibited from taking, as the case may be, a Defined Action (as defined in the Sealed Air Settlement Agreement) as required pursuant to sub-clauses (1) and (2) of this Section 2.4(b) if each of the following four requirements has been previously satisfied (i) it has fully performed all of its obligations set forth in paragraph VI(f) of the Sealed Air Settlement Agreement, (ii) it has received a Contrary Opinion (as defined in the Sealed Air Settlement Agreement) with respect to such Defined Action (as defined in the Sealed Air Settlement Agreement) required or prohibited pursuant to this Section 2.4(b), (iii) it has provided a copy of such Contrary Opinion (as defined in the Sealed Air Settlement Agreement) to Sealed Air Corporation, and (iv) within forty-five days of the receipt by Sealed Air Corporation of such Contrary Opinion (as defined in the Sealed Air Settlement Agreement), Sealed Air Corporation has not provided it with a Sealed Air Opinion (as defined in the Sealed Air Settlement Agreement);
(c)    if it has determined that an issue (for the purposes of this Section 2.4 such issue, a “Paragraph VI(f) Issue”) may exist with respect to its taking, or the failure to take, a Defined Action (as defined in the Sealed Air Settlement Agreement) as required pursuant to paragraph II(c)(ix) or (x), of the Sealed Air Settlement Agreement or Sections 2.4(a) and 2.4(b), of this PD Trust Agreement the case may be, then, prior to delivering a Contrary Opinion (as defined in the Sealed Air Settlement Agreement) to Sealed Air Corporation with respect to such Defined Action (as defined in the Sealed Air Settlement Agreement) in accordance with the provisos set forth in paragraph II(c)(ix) or (x) of the Sealed Air Settlement Agreement or Sections 2.4(a) and 2.4(b), of this PD Trust Agreement, as the case may be, each of the Trustees (including, without limitation, the Class 7A Trustee and the Class 7B Trustee), the Delaware Trustee and any of their successors, as the case may be, shall (1) provide to Sealed Air Corporation, as promptly as practicable, a written notice identifying such Defined Action (as defined in the Sealed Air Settlement Agreement) and describing in detail the Paragraph VI(f) Issue and (2) without limiting any obligation of Sealed Air Corporation to consult and act in good faith set forth in paragraph VI(f)(ii) of the Sealed Air Settlement Agreement, consult and act (and cause its advisors (including accountants and tax attorneys, as the case may be) to, consult and act) in good faith to determine and resolve (i) if such issue relates to a Tax issue, whether, as a result of a Change in Circumstances (as defined in the Sealed Air Settlement Agreement), there is no “reasonable basis”, as defined in IRC section 6662 (or successor provision thereof), for the taking of, or the failure to take, such Defined Action (as defined in the Sealed Air Settlement Agreement) or (ii) if such issue relates to an accounting issue, whether, as a result of a Change in Circumstances (as defined in the Sealed Air Settlement Agreement), the taking, or the failure to take, such Defined Action (as defined in the Sealed Air Settlement Agreement) is inconsistent with generally accepted accounting principles; and
(d)    without limiting any obligation of Sealed Air Corporation or Cryovac, Inc. to comply fully with the Sealed Air Settlement Agreement, comply fully with the Sealed Air Settlement Agreement, including, without limitation, by performing all other actions required, and refraining from taking any other actions precluded, by the Sealed Air Settlement Agreement.     The PD FCR and the ZTAC Members shall not cause or advise the PD Trust, the Trustees (whether the Class 7A Trustee, the Class 7B Trustee, or any other Trustee), the Delaware Trustee, or any of their successors to (i) take any action that is contrary to Section 2.4(a) through (d) of this PD Trust Agreement or (ii) refrain from taking any action that is required to comply with Section 2.4(a) through (d) of this PD Trust Agreement
2.5    Class 7B Claims -- Educational Program. The Class 7B Trustee, after consultation with the PD FCR and the ZTAC Members as described in Section 5.7 below and Section 2.2(f)(x) above, may in his discretion pay up to $2 million over the first three years after the Effective Date, and up to $500,000 for each three-year period thereafter, to fund an educational program about Zonolite Attic Insulation. Initially, the content of the educational program must be consistent with published Environmental Protection Agency guidance concerning Zonolite Attic Insulation and with the Debtors’ bar date program for ZAI claims; provided, however, that the educational program’s content shall reflect any material scientific or regulatory changes or developments that pertain to ZAI, in terms and in manner of publication acceptable to the Reorganized Debtors. In the event that the PD Trust and the Reorganized Debtors disagree on any matter set forth in this Section 2.5, the parties shall submit such disagreement to an alternative dispute resolution procedure for resolution as set forth in the ZAI TDP.
SECTION III
ACCOUNTS, INVESTMENTS AND PAYMENTS
3.1    Accounts.
(o)    The Trustees may, from time to time, create such accounts and reserves within the PD Trust estate as they may deem necessary, prudent, or useful in order to provide for the payment of expenses and payment of PD Trust Claims and may, with respect to any such account or reserve, restrict the use of monies therein. Notwithstanding the foregoing, (i) the Class 7B Trustee shall keep segregated the ZAI Trust Assets from the other PD Trust Assets at all times and the Class 7A Trustee shall keep segregated the Non-ZAI Trust Assets from the ZAI Trust Assets at all times; (ii) on the Effective Date, the PD Trust shall immediately reserve and segregate from the Class 7A Initial Payment, all amounts required to be paid upon and after the occurrence of the Effective Date pursuant to PD Settlement Agreements that require such payment, and shall provide for the payment of such amounts in the manner and at the time set forth in such PD Settlement Agreements; and (iii) the PD Trust shall perform and pay, as and when due, without any deduction, proration, reduction, setoff or discount, the obligations owed to the holder of any Allowed Asbestos PD Claim under any PD Settlement Agreement.
(p)    The Trustees shall include a reasonably detailed description of any account or reserve created in accordance with this Section 3.1 and, with respect to any such account, the transfers made to such account, the proceeds of or earnings on the assets held in each such account and the payments from each such account in the accounts to be filed with the Bankruptcy Court and provided to PD FCR, the ZTAC Members, and Grace, if applicable, pursuant to Section 2.2(c)(i) above.
3.2    Investments. Investment of monies held in the PD Trust shall be administered in the manner consistent with the standards set forth in the Uniform Prudent Investor Act, subject to the following limitations and provisions:
(e)    To the extent the Trust Assets are invested in equities, the PD Trust may invest only in diversified equity portfolios whose benchmark is a broad equity market index such as, but not limited to, the S&P 500 Index, Russell 1000 Index, S&P ADR Index or MSCI EAFE Index. The PD Trust shall not acquire, directly or indirectly, equity in any entity (other than a Reorganized Debtor or any successor to a Reorganized Debtor) or business enterprise if, immediately following such acquisition, the PD Trust would hold more than 5% of the equity in such entity or business enterprise. The PD Trust shall not hold, directly or indirectly, more than 5% of the equity in any entity, a Reorganized Debtor, or any successor to a Reorganized Debtor or business enterprise.
(f)    The PD Trust shall not acquire or hold any long-term debt securities unless (i) such securities are PD Trust Assets under the Plan, (ii) such securities are rated “Baa” or higher by Moody’s, “BBB” or higher by Standard & Poor’s (“S&P’s”), or have been given an equivalent investment grade rating by another nationally recognized statistical rating agency, or (iii) have been issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof. This restriction does not apply to any pooled investment vehicles where pooled assets receive an investment grade rating (i.e., “BBB” rating or above) by a nationally recognized rating agency.
(g)    The PD Trust shall not acquire or hold for longer than ninety (90) days any commercial paper unless such commercial paper is rated “Prime-1’’ or higher by Moody’s or “A-1” or higher by S&P’s, or has been given an equivalent rating by another nationally recognized statistical rating agency.
(h)    The PD Trust shall not acquire any debt securities or other debt instruments issued by any entity if, following such acquisition, the aggregate market value of all such debt securities and/or other debt instruments issued by such entity held by the PD Trust would exceed 5% of the then current aggregate value of the PD Trust’s assets. There is no limitation on holding debt securities or other debt instruments issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof.
(i)    The PD Trust shall not acquire or hold any certificates of deposit unless all publicly held, long-terrn debt securities, if any, of the financial institution issuing the certificate of deposit and the holding company, if any, of which such financial institution is a subsidiary, meet the standards set forth in Section 3.2(b) above.
(j)    The PD Trust may acquire and hold any securities or instruments issued by a Reorganized Debtor or any successor to a Reorganized Debtor or obtained as proceeds of litigation or otherwise to resolve disputes, without regard to the limitations set forth in Subsections (a)-(e) above.
(k)    The PD Trust shall not acquire or hold any repurchase obligations unless, in the opinion of the Trustees, they are adequately collateralized.
(l)    The PD Trust may allow its investment managers to acquire prudently or hold derivative instruments, including, without limitation, options, futures and swaps in the normal course of portfolio management. Specifically, the PD Trust may acquire or hold derivatives to help manage or mitigate portfolio risk, including, without limitation, interest rate risk and equity market risk. Using derivative instruments to leverage a portfolio to enhance returns (at a much greater risk to the portfolio) is prohibited.
(m)    The PD Trust may lend securities on a short-term basis, subject to adequate, normal and customary collateral arrangements.
(n)    Notwithstanding (a) above, the PD Trust may acquire and hold an equity interest in a claims resolution organization without limitation as to the size of the equity interest acquired and held if prior to such acquisition, the PD Trust complies with the provisions of Section 2.2(f)(xiv) hereof with respect to the acquisition.
3.3    Source of Payments.
(e)    All PD Trust expenses and payments and all liabilities with respect to claims shall be payable solely by the Trustees out of the PD Trust Assets. Notwithstanding the foregoing, ZAI Trust Assets shall be used only for ZAI-related expenses and payments. Neither the Debtors, the Reorganized Debtors, the Sealed Air Indemnified Parties, the Fresenius Indemnified Parties, their subsidiaries and affiliates, any successor in interest, the present or former directors, officers, employees or agents of the Debtors, the Reorganized Debtors, the Sealed Air Indemnified Parties, or the Fresenius Indemnified Parties, nor the Trustees, the ZTAC or PD FCR, or any of their officers, agents, advisors, or employees shall be liable for the payment of any PD Trust expense or any other liability of the PD Trust, except to the extent provided in the Plan or Plan Documents.
(f)    The Trustees shall include a reasonably detailed description of any payments made in accordance with this Section 3.3 in the Annual Report.
SECTION IV
TRUSTEES; DELAWARE TRUSTEE
4.1    Number. In addition to the Delaware Trustee appointed pursuant to Section 4.11, there shall be two (2) Trustees who shall be those persons named on the signature page hereof - the Class 7A Trustee and the Class 7B Trustee. The Class 7A Trustee shall be appointed to administer the Class 7A Claims and the non-ZAI Trust Assets, and the Class 7B Trustee shall be appointed to administer the Class 7B Claims and the ZAI Trust Assets.
4.2    Term of Service.
(g)    The initial Trustees named pursuant to Article 4.1 above shall serve an initial five (5) year term. Thereafter each term of service shall be five (5) years. The initial Trustees shall serve from the Effective Date until the earlier of (i) the end of his or her term, (ii) his or her death, (iii) his or her resignation pursuant to Section 4.2(b) below, (iv) his or her removal pursuant to Section 4.2(c) below, or (v) the termination of the PD Trust pursuant to Section 7.2 below.
(h)    A Class 7A Trustee may resign at any time by written notice to the PD FCR, and a Class 7B Trustee may resign at any time by written notice to the PD FCR and the ZTAC Members. Such notice shall specify a date when such resignation shall take effect, which shall not be less than ninety (90) days after the date such notice is given, where practicable.
(i)    A Class 7A Trustee may be removed at the recommendation of the PD FCR with the approval of the Bankruptcy Court and a Class 7B Trustee may be removed at the recommendation of the PD FCR, the ZTAC Members, and the approval of the Bankruptcy Court, in the event that he or she becomes unable to discharge his or her duties hereunder due to accident or physical or mental deterioration, or for other good cause. Good cause shall be deemed to include, without limitation, any substantial failure to comply with the general administration provisions of Section 2.2 above, a consistent pattern of neglect and failure to perform or participate in performing the duties of the Trustees hereunder, or repeated non‑attendance at scheduled meetings. Such removal shall require the approval of the Bankruptcy Court and shall take effect at such time as the Bankruptcy Court shall determine.
4.3    Appointment of Successor Trustees.
(a)    In the event of a vacancy in the position of a Class 7A Trustee, whether by death, term expiration, resignation, or removal, the PD FCR shall appoint a successor Class 7A Trustee. In the event of a vacancy in the position of a Class 7B Trustee, whether by death, term expiration, resignation, or removal the PD FCR and the ZTAC Members shall appoint a successor Class 7B Trustee. If the ZTAC and the PD FCR cannot agree on the appointment of a successor Class 7B Trustee, the Bankruptcy Court shall make the appointment. Nothing shall prevent the reappointment of a Trustee for an additional term or terms, and there shall be no limit on the number of terms that a Trustee may serve.
(b)    Immediately upon the appointment of any successor Trustee, all rights, titles, duties, powers and authority of the predecessor Trustee hereunder shall be vested in, and undertaken by, the successor Trustee without any further act. No successor Trustee shall be liable personally for any act or omission of his or her predecessor Trustees.
(c)    Each successor Trustee shall serve until the earlier of (i) the end of a full term of five (5) years if the predecessor Trustee completed his or her term, (ii) the end of the remainder of the term of the Trustee whom he or she is replacing if said predecessor Trustee did not complete said term, (iii) his or her death, (iv) his or her resignation pursuant to Section 4.2(b) above, (v) his or her removal pursuant to Section 4.2(c) above, or (vi) the termination of the PD Trust pursuant to Section 7.2 below.
4.4    Liability of Trustees ZTAC Members, and the PD FCR. The Trustees, the PD FCR, the ZTAC Members, and professionals employed by the foregoing shall not be liable to the PD Trust, to any individual holding a PD Trust Claim, or to any other person, except for such individual’s own breach of trust committed in bad faith or for willful misappropriation.
4.5    Compensation and Expenses of Trustees.
(a)    The Class 7A Trustee shall receive a retainer from the PD Trust for his or her service as a Trustee in the amount of $40,000 per annum, and the Class 7B Trustee shall receive a retainer from the ZAI Trust Assets in the PD Trust for his or her service as a Trustee in the amount of $40,000 per annum. These retainers shall be payable in quarterly installments. In addition, for all time expended attending Trustee meetings, traveling to meetings, preparing for such meetings, and working on authorized special projects, the Trustees shall receive the sum of $695 per hour, computed on a quarter hour basis. The Trustees shall record all hourly time to be charged to the Trust on a daily basis; provided that the ZTAC, after consultation with the PD FCR, may authorize a reduced Class 7B Trustee hourly rate for ZAI-related projects not enumerated above. The per annum retainer and hourly compensation payable to the Class 7A Trustee hereunder shall be reviewed every year by the PD FCR, and the per annum retainer and hourly compensation payable to the Class 7B Trustee hereunder shall be reviewed every year by the PD FCR and the ZTAC Members. The per annum retainer and hourly compensation for the Trustees shall be appropriately adjusted for changes in the cost of living. The Delaware Trustee shall be paid such compensation as agreed to pursuant to a separate fee agreement.
(b)    The PD Trust will promptly reimburse the Trustees and the Delaware Trustee for all reasonable out-of-pocket costs and expenses incurred by the Trustees or the Delaware Trustee in connection with the performance of their duties hereunder, provided, however, that ZAI Trust Assets will be used to reimburse the Class 7B Trust and for the share of the Delaware Trustee’s costs and expenses allocable to Class 7B.
(c)    The PD Trust shall include a description of the amounts paid under this Section 4.5 in the Annual Report.
4.6    Indemnification.
(a)    The PD Trust shall indemnify and defend the Trustees, the Delaware Trustee, the ZTAC Members, the PD FCR and professionals employed by the foregoing in the performance of their duties hereunder to the fullest extent that a statutory trust organized under the laws of the State of Delaware is from time to time entitled to indemnify and defend such persons against any and all liabilities, expenses, claims, damages, or losses incurred by them in the performance of their duties hereunder or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment, or funding of the PD Trust. Notwithstanding the foregoing, no individual shall be indemnified or defended in any way for any liability, expense, claim, damage, or loss for which he or she is ultimately found liable under Section 4.4 above.
(b)    Reasonable expenses, costs and fees (including attorneys’ fees and costs) incurred by or on behalf of a Trustee, the Delaware Trustee, a ZTAC Member, or the PD FCR in connection with any action, suit, or proceeding, whether civil, administrative or arbitrative, from which they are indemnified by the PD Trust pursuant to Section 4.6(a) above, shall be paid by the PD Trust in advance of the final disposition thereof upon receipt of an undertaking, by or on behalf of the Trustees, the ZTAC Members, or the PD FCR, to repay such amount in the event that it shall be determined ultimately by final order that such Trustee, Delaware Trustee, ZTAC Member, or the PD FCR is not entitled to be indemnified by the PD Trust.
(c)    The Trustees may purchase and maintain reasonable amounts and types of insurance on behalf of an individual who is or was a Trustee, ZTAC Member, the PD FCR, an officer or an employee of the PD Trust, or an advisor, consultant or agent of the PD Trust, the ZTAC, or the PD FCR, including for liability asserted against or incurred by such individual in that capacity or arising from his or her status as a Trustee, ZTAC Member, PD FCR, an officer or an employee of the PD Trust, or an advisor, consultant or agent of the PD Trust, the ZTAC, or the PD FCR.
4.7    Trustees’ Lien. The Trustees, ZTAC Members, and the PD FCR shall have a first priority lien upon the PD Trust Assets to secure the payment of any amounts payable to them pursuant to Section 4.6 above.
4.8    Trustees’ Employment of Experts; Delaware Trustee’s Employment of Counsel.
(a)    The Trustees may, but shall not be required to, retain and/or consult with counsel, accountants, appraisers, auditors, forecasters, experts, financial and investment advisors and such other parties deemed by the Trustees to be qualified as experts on the matters submitted to them (the “Trust Professionals”), and in the absence of gross negligence, the written opinion of or information provided by any such party deemed by the Trustees to be an expert on the particular matter submitted to such party shall be full and complete authorization and protection in respect of any action taken or not taken by the Trustees hereunder in good faith and in accordance with the written opinion of or information provided by any such party.
(b)    The Delaware Trustee shall be permitted to retain counsel only in such circumstances as required in the exercise of its obligations hereunder and compliance with the advice of such counsel shall be full and complete authorization and protection for actions taken or not taken by the Delaware Trustee in good faith in compliance with such advice.
4.9    Trustees’ Independence. The Trustees shall not, during the term of their service, hold a financial interest in, act as attorney or agent for, or serve as any other professional for a Reorganized Debtor. Notwithstanding the foregoing, any Trustee may serve, without any additional compensation other than the per diem compensation to be paid by the PD Trust pursuant to Section 4.5(a) above, as a director of the Reorganized Parent. No Trustee shall act as an attorney for any person who holds a PD Trust Claim. For the avoidance of doubt, this Section shall not be applicable to the Delaware Trustee.
4.10    Bond. The Trustees and the Delaware Trustee shall not be required to post any bond or other form of surety or security unless otherwise ordered by the Bankruptcy Court.
4.11    Delaware Trustee.
(a)    There shall at all times be a Delaware Trustee. The Delaware Trustee shall either be (i) a natural person who is at least 21 years of age and a resident of the State of Delaware or (ii) a legal entity that has its principal place of business in the State of Delaware, otherwise meets the requirements of applicable Delaware law and shall act through one or more persons authorized to bind such entity. If at any time the Delaware Trustee shall cease to be eligible in accordance with the provisions of this Section 4.11, it shall resign immediately in the manner and with the effect hereinafter specified in Section 4.1l(c) below. For the avoidance of doubt, the Delaware Trustee will only have such rights and obligations as expressly provided by reference to the Delaware Trustee hereunder.
(b)    The Delaware Trustee shall not be entitled to exercise any powers, nor shall the Delaware Trustee have any of the duties and responsibilities, of the Trustees set forth herein. The Delaware Trustee shall be one of the trustees of the PD Trust for the sole and limited purpose of fulfilling the requirements of Section 3807 of the Act and for taking such actions as are required to be taken by a Delaware Trustee under the Act. The duties (including fiduciary duties), liabilities and obligations of the Delaware Trustee shall be limited to (i) accepting legal process served on the PD Trust in the State of Delaware and (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware that the Delaware Trustee is required to execute under Section 3811 of the Act and there shall be no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity, of the Delaware Trustee.
(c)    The Delaware Trustee shall serve until such time as the Trustees remove the Delaware Trustee or the Delaware Trustee resigns and a successor Delaware Trustee is appointed by the Trustees in accordance with the terms of Section 4.11(d) below. The Delaware Trustee may resign at any time upon the giving of at least sixty (60) days’ advance written notice to the Trustees; provided, that such resignation shall not become effective unless and until a successor Delaware Trustee shall have been appointed by the Trustees in accordance with Section 4.11(d) below. If the Trustees do not act within such 60-day period, the Delaware Trustee may apply to the Court of Chancery of the State of Delaware for the appointment of a successor Delaware Trustee.
(d)    Upon the resignation or removal of the Delaware Trustee, the Trustees shall appoint a successor Delaware Trustee by delivering a written instrument to the outgoing Delaware Trustee. Any successor Delaware Trustee must satisfy the requirements of Section 3807 of the Act. Any resignation or removal of the Delaware Trustee and appointment of a successor Delaware Trustee shall not become effective until a written acceptance of appointment is delivered by the successor Delaware Trustee to the outgoing Delaware Trustee and the Trustees and any fees and expenses due to the outgoing Delaware Trustee are paid. Following compliance with the preceding sentence, the successor Delaware Trustee shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Delaware Trustee under this PD Trust Agreement, with like effect as if originally named as Delaware Trustee, and the outgoing Delaware Trustee shall be discharged of its duties and obligations under this PD Trust Agreement.
SECTION V
TRUST ADVISORY COMMITTEE CLASS - 7B CLAIMS
5.1    Members. The ZTAC shall consist of two (2) regular ZTAC Members, who shall initially be the persons named on the signature page hereof. In addition to the ZTAC Members, the PD FCR shall sit on the ZTAC on an ex officio basis as set forth in Section 6.1 below.
5.2    Duties. The regular ZTAC Members shall serve in a fiduciary capacity representing all holders of present PD Trust Claims in Class 7B. The Class 7B Trustee must consult with the ZTAC and the PD FCR on matters identified in Section 2.2(e) above and in other provisions herein, and must obtain the consent of the ZTAC and the PD FCR on matters identified in Section 2.2(f) above. Where provided in the ZAI TDP, certain other actions by the Class 7B Trustee are also subject to the consent of the ZTAC and the PD FCR.
5.3    Term of Office.
(a)    The initial ZTAC Members appointed in accordance with Section 5.1 above shall serve the staggered four- or five-year terms shown on the signature pages hereof. Thereafter, each term of office shall be five (5) years. Each ZTAC Member shall serve until the earlier of (i) his or her death, (ii) his or her resignation pursuant to Section 5.3(b) below, (iii) his or her removal pursuant to Section 5.3(c) below, (iv) the end of his or her term as provided above, or (v) the termination of the PD Trust pursuant to Section 7.2 below.
(b)    A ZTAC Member may resign at any time by written notice to the other ZTAC Member, the Class 7B Trustee, and the PD FCR. Such notice shall specify a date when such resignation shall take effect, which shall not be less than ninety (90) days after the date such notice is given, where practicable.
(c)    A ZTAC Member may be removed in the event that he or she becomes unable to discharge his or her duties hereunder due to accident, physical deterioration, mental incompetence, or a consistent pattern of neglect and failure to perform or to participate in performing the duties of such member hereunder, such as repeated non-attendance at scheduled meetings, or for other good cause. Such removal shall be made at the recommendation of the remaining ZTAC Member and the PD FCR with the approval of the Bankruptcy Court.
5.4    Appointment of Successor.
(d)    If, prior to the termination of service of a ZTAC Member other than as a result of removal, he or she has designated in writing an individual to succeed him or her as a ZTAC Member, such individual shall be his or her successor. If (i) such ZTAC Member did not designate an individual to succeed him or her prior to the termination of his or her service as contemplated above, or (ii) he or she is removed pursuant to Section 5.3(c) above, his or her successor shall be appointed by the remaining ZTAC Member and the PD FCR, or, if they cannot agree on a successor, the Bankruptcy Court. Nothing in this Agreement shall prevent the reappointment of an individual serving as a ZTAC Member for an additional term or terms, and there shall be no limit on the number of terms that a ZTAC Member may serve.
(e)    Each successor ZTAC Member shall serve until the earlier of (i) the end of the full term of five (5) years for which he or she was appointed if his or her immediate predecessor ZTAC Member completed his or her term, (ii) the end of the term of the ZTAC Member whom he or she replaced if his or her predecessor member did not complete such term (iii) his or her death, (iv) his or her resignation pursuant to Section 5.3(b) above, (v) his or her removal pursuant to Section 5.3(c) above, or (vi) the termination of the PD Trust pursuant to Section 7.2 below.
5.5    TAC’s Employment of Professionals.
(d)    The ZTAC may, but is not required to, retain and/or consult counsel, accountants, appraisers, auditors, forecasters, experts, and financial and investment advisors, and such other parties deemed by the ZTAC to be qualified as experts on matters submitted to the ZTAC (the “ZTAC Professionals”). The ZTAC and the ZTAC Professionals shall at all times have complete access to the PD Trust’s officers, employees and agents, as well as to the Trust Professionals, and shall also have complete access to all information generated by them or otherwise available to the PD Trust or the Class 7B Trustee provided that any information provided by the Trust Professionals shall not constitute a waiver of any applicable privilege. In the absence of gross negligence, the written opinion of or information provided by any ZTAC Professional or Trust Professional deemed by the ZTAC to be qualified as an expert on the particular matter submitted to the ZTAC shall be full and complete authorization and protection in support of any action taken or not taken by the ZTAC in good faith and in accordance with the written opinion of or information provided by the ZTAC Professional or Trust Professional.
(e)    The PD Trust through the ZAI Trustee shall promptly reimburse from ZAI Trust Assets, or pay directly if so instructed, the ZTAC for all reasonable fees and costs associated with the ZTAC’s employment of legal counsel pursuant to this provision in connection with the ZTAC’s performance of its duties hereunder. The PD Trust through the ZAI Trustee shall similarly promptly reimburse, or pay directly if so instructed, the ZTAC for all reasonable fees and costs associated with the ZTAC’s employment of any other ZTAC Professional pursuant to this provision in connection with the ZTAC’s performance of its duties hereunder; provided, however, that (i) the ZTAC has first submitted to the PD Trust through the ZAI Trustee a written request for such reimbursement setting forth the reasons (A) why the ZTAC desires to employ such ZTAC Professional, and (B) why the ZTAC cannot rely on Trust Professionals to meet the need of the ZTAC for such expertise or advice, and (ii) the ZAI Trustee has approved the ZTAC’s request for reimbursement in writing. If the ZAI Trustee agrees to pay for the ZTAC Professional, such reimbursement shall be treated as an expense against ZAI Trust Assets. If the ZAI Trustee declines to pay for the ZTAC Professional, he must set forth his reasons in writing. If the ZTAC still desires to employ the ZTAC Professional at the PD Trust’s expense, the ZTAC and/or the Trustees shall resolve their dispute pursuant to Section 7.14 below.
5.6    Compensation and Expenses of the ZTAC. The ZTAC Members shall receive compensation from the PD Trust for their services as ZTAC Members in the form of a reasonable hourly rate set by the Class 7B Trustee for attendance at meetings or other conduct of PD Trust business except that the original ZTAC Members have waived their entitlement to such compensation for the initial year of the PD Trust’s operations; provided, that for the avoidance of doubt, the waiver of compensation is not applicable to the PD FCR. The ZTAC Members shall also be reimbursed promptly for all reasonable out-of-pocket costs and expenses incurred in connection with the performance of their duties hereunder. Such reimbursement or direct payment shall be deemed a PD Trust expense from ZAI Trust Assets. The PD Trust shall include a description of the amounts paid under this Section 5.6 in the Annual Report to be filed with the Bankruptcy Court and provided to the ZTAC pursuant to Section 2.2(c)(i).
5.7    Procedures for Consultation With and Obtaining the Consent of the ZTAC.
(c)    Consultation Process.
(i)    In the event the Class 7B Trustee is required to consult with the ZTAC or Grace pursuant to Section 2.2(e) above or on other matters as provided herein or by the ZAI TDP, the Class 7B Trustee shall provide the ZTAC and Grace with written advance notice of the matter under consideration, and with all relevant information concerning the matter as is reasonably practicable under the circumstances. The Class 7B Trustee shall also provide the ZTAC and Grace with such reasonable access to the Trust Professionals and other experts retained by the PD Trust and its staff (if any) as the ZTAC and Grace may reasonably request during the time that the Class 7B Trustee is considering such matter, and shall also provide the ZTAC and Grace the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such matter with the Class 7B Trustee.
(ii)    In determining when to take definitive action on any matter subject to the consultation procedures set forth in this Section 5.7(a), the Class 7B Trustee shall take into consideration the time required for the ZTAC and Grace to engage and consult with their own independent financial or investment advisors as to such matter. In any event, the Class 7B Trustee shall not take definitive action on any such matter until at least thirty (30) days after providing the ZTAC and Grace with the initial written notice that such matter is under consideration by the Class 7B Trustee, unless such time period is waived by the ZTAC and Grace.
(d)    Consent Process.
(xi)    In the event the Class 7B Trustee is required to obtain the consent of the ZTAC or Grace pursuant to Section 2.2(f) above or the ZAI TDP, the Class 7B Trustee shall provide the ZTAC or Grace with a written notice stating that their consent is being sought pursuant to that provision, describing in detail the nature and scope of the action the Class 7B Trustee proposes to take, and explaining in detail the reasons why the Class 7B Trustee desires to take such action. The Class 7B Trustee shall provide the ZTAC or Grace with as much relevant additional information concerning the proposed action as is reasonably practicable under the circumstances. The Class 7B Trustee shall also provide the ZTAC or Grace with such reasonable access to the Trust Professionals and other experts retained by the PD Trust and its staff (if any) as the ZTAC or Grace may reasonably request during the time that the Class 7B Trustee is considering such action, and shall also provide the ZTAC or Grace the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such action with the Class 7B Trustee.
(xii)    The ZTAC or Grace must consider in good faith and in a timely fashion any request for its consent by the Class 7B Trustee, and must in any event advise the Class 7B Trustee in writing of its consent or its objection to the proposed action within thirty (30) days of receiving the original request for consent from the Class 7B Trustee. The ZTAC or Grace may not withhold its consent unreasonably. If the ZTAC or Grace decides to withhold its consent, it must explain in detail its objections to the proposed action. If the ZTAC or Grace does not advise the Class 7B Trustee in writing of its consent or its objections to the action within thirty (30) days of receiving notice regarding such request, the ZTAC’s or Grace’s consent to the proposed actions shall be deemed to have been affirmatively granted.
(xiii)    If, after following the procedures specified in this Section 5.7(b), the ZTAC or Grace continues to object to the proposed action and to withhold its consent to the proposed action, the Class 7B Trustee and/or the ZTAC or Grace shall resolve their dispute pursuant to Section 7.14 or as set forth in the ZAI TDP. However, the burden of proof with respect to the validity of the ZTAC’s or Grace’s objection and withholding of its consent shall be on the ZTAC or Grace.
SECTION VI
THE PD FCR
6.1    Duties. The initial PD FCR shall be the individual identified on the signature pages hereto. In accordance with the Plan, he shall serve in a fiduciary capacity, representing the interests of the holders of future PD Trust Claims in Class 7A and 7B for the purpose of protecting the rights of such persons. The PD FCR shall also be an ex officio member of the ZTAC for Class 7B Claims as provided in the ZAI TDP. The PD FCR shall be entitled to all of the rights of a ZTAC Member; provided, that the PD FCR shall not vote on matters put to the ZTAC unless the matter voted upon is tied. The Trustees must consult with the PD FCR on matters identified in Section 2.2(e) above and on certain other matters provided herein, and must obtain the consent of the PD FCR on matters identified in Section 2.2(f) above.
6.2    Term of Office.
(d)    The PD FCR shall serve until the earlier of (i) his or her death, (ii) his or her resignation pursuant to Section 6.2(b) below, (iii) his or her removal pursuant to Section 6.2(c) below, or (iv) the termination of the PD Trust pursuant to Section 7.2 below.
(e)    The PD FCR may resign at any time by written notice to the Trustees. Such notice shall specify a date when such resignation shall take effect, which shall not be less than ninety (90) days after the date such notice is given, where practicable.
(f)    The PD FCR may be removed by the Bankruptcy Court in the event he or she becomes unable to discharge his or her duties hereunder due to accident, physical deterioration, mental incompetence, or a consistent pattern of neglect and failure to perform or to participate in performing the duties hereunder, such as repeated non-attendance at scheduled meetings, or for other good cause.
6.3    Appointment of Successor. A vacancy caused by death or resignation shall be filled with an individual nominated prior to the effective date of the resignation or the death by the resigning or deceased PD FCR and a vacancy caused by removal of the PD FCR shall be filled with an individual nominated by the Class 7B Trustee in consultation with the ZTAC Members, subject, in each case, to the approval of the Bankruptcy Court. In the event the Class 7B Trustee and ZTAC cannot agree, or a nominee has not been pre-selected, the successor shall be chosen by the Bankruptcy Court. A successor PD FCR shall also serve as an ex officio ZTAC Member.
6.4    PD FCR’s Employment of Professionals.
(f)    The PD FCR may, but is not required to, retain and/or consult counsel, accountants, appraisers, auditors, forecasters, experts, and financial and investment advisors, and such other parties deemed by the PD FCR to be qualified as experts on matters submitted to the PD FCR (the “PD FCR Professionals”). The PD FCR and the PD FCR Professionals shall at all times have complete access to the PD Trust’s officers, employees and agents, as well as to the Trust Professionals, and shall also have complete access to all information generated by them or otherwise available to the PD Trust or the Trustees provided that any information provided by the Trust Professionals shall not constitute a waiver of any applicable privilege. In the absence of gross negligence, the written opinion of or information provided by any PD FCR Professional or Trust Professional deemed by the PD FCR to be qualified as an expert on the particular matter submitted to the PD FCR shall be full and complete authorization and protection in support of any action taken, or not taken, by the PD FCR in good faith and in accordance with the written opinion of or information provided by the PD FCR Professional or Trust Professional.
(g)    The PD Trust shall promptly reimburse, or pay directly if so instructed, the PD FCR for all reasonable fees and costs associated with the PD FCR’s employment of legal counsel pursuant to this provision in connection with the PD FCR’s performance of his or her duties hereunder. The PD Trust shall also promptly reimburse, or pay directly if so instructed, the PD FCR for all reasonable fees and costs associated with the PD FCR’s employment of any other PD FCR Professionals pursuant to this provision in connection with the PD FCR’s performance of his or her duties hereunder; provided, however, that (i) the PD FCR has first submitted to the PD Trust a written request for such reimbursement setting forth the reasons (A) why the PD FCR desires to employ the PD FCR Professional, and (B) why the PD FCR cannot rely on Trust Professionals to meet the need of the PD FCR for such expertise or advice, and (ii) the PD Trust has approved the PD FCR’s request for reimbursement in writing. If the PD Trust agrees to pay for the PD FCR Professional, such reimbursement shall be treated as a PD Trust expense. If the PD Trust declines to pay for the PD FCR Professional, it must set forth its reasons in writing. If the PD FCR still desires to employ the PD FCR Professional at the PD Trust’s expense, the PD FCR and/or the Trustees shall resolve their dispute pursuant to Section 7.13 below.
6.5    Compensation and Expenses of the PD FCR. The PD FCR shall receive compensation from the PD Trust in the form of payment at the PD FCR’s normal hourly rate for services performed. The PD Trust will promptly reimburse the PD FCR for all reasonable out- of-pocket costs and expenses incurred by the PD FCR in connection with the performance of his or her duties hereunder. Such reimbursement or direct payment shall be deemed a PD Trust expense. The PD Trust shall include a description of the amounts paid under this Section 6.5 in the Annual Report to be filed with the Bankruptcy Court and provided to the PD FCR and the ZTAC pursuant to Section 2.2(c)(i).
6.6    Procedures for Consultation with and Obtaining the Consent of the PD FCR.
(e)    Consultation Process.
(i)    In the event the Trustees are required to consult with the PD FCR pursuant to Section 2.2(e) above or on any other matters specified herein, the Trustees shall provide the PD FCR with written advance notice of the matter under consideration, and with all relevant information concerning the matter as is reasonably practicable under the circumstances. The Trustees shall also provide the PD FCR with such reasonable access to the Trust Professionals and other experts retained by the PD Trust and its staff (if any) as the PD FCR may reasonably request during the time that the Trustees are considering such matter, and shall also provide the PD FCR the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such matter with the Trustees.
(ii)    In determining when to take definitive action on any matter subject to the consultation process set forth in this Section 6.6(a), the Trustees shall take into consideration the time required for the PD FCR, if he or she so wishes, to engage and consult with his or her own independent financial or investment advisors as to such matter. In any event, the Trustees shall not take definitive action on any such matter until at least thirty (30) days after providing the PD FCR with the initial written notice that such matter is under consideration by the Trustees, unless such period is waived by the PD FCR.
(f)    Consent Process.
(i)    In the event the Trustees are required to obtain the consent of the PD FCR pursuant to Section 2.2(f) above, the Trustees shall provide the PD FCR with a written notice stating that his or her consent is being sought pursuant to that provision, describing in detail the nature and scope of the action the Trustees propose to take, and explaining in detail the reasons why the Trustees desire to take such action. The Trustees shall provide the PD FCR as much relevant additional information concerning the proposed action as is reasonably practicable under the circumstances. The Trustees shall also provide the PD FCR with such reasonable access to the Trust Professionals and other experts retained by the PD Trust and its staff (if any) as the PD FCR may reasonably request during the time that the Trustees are considering such action, and shall also provide the PD FCR the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such action with the Trustees.
(ii)    The PD FCR must consider in good faith and in a timely fashion any request for his or her consent by the Trustees, and must in any event advise the Trustees in writing of his or her consent or objection to the proposed action within thirty (30) days of receiving the original request for consent from the Trustees. The PD FCR may not withhold his or her consent unreasonably. If the PD FCR decides to withhold consent, he or she must explain in detail his or her objections to the proposed action. If the PD FCR does not advise the Trustees in writing of his or her consent or objections to the proposed action within thirty (30) days of receiving the notice from the Trustees regarding such consent, the PD FCR’s consent shall be deemed to have been affirmatively granted.
(iii)    If, after following the procedures specified in this Section 6.6(b), the PD FCR continues to object to the proposed action and to withhold its consent to the proposed action, the Trustees and/or the PD FCR shall resolve their dispute pursuant to Section 7.14.
SECTION VII
GENERAL PROVISIONS
7.1    Irrevocability. To the fullest extent permitted by applicable law, the PD Trust is irrevocable.
7.2    Term; Termination.
(f)    The term for which the PD Trust is to exist shall commence on the date of the filing of the Certificate of Trust and shall terminate pursuant to the provisions of Section 7.2 below.
(g)    The PD Trust shall automatically dissolve on the date (the “Dissolution Date’’) ninety (90) days after the first to occur of the following events:
(xiv)    the later of (A) 25 years following the Effective Date of the Plan, or (B) when the PD Trust has paid out all of the PD Trust Assets following the final deferred contingent payment for Class 7B Claims; or
(xv)    to the extent that any rule against perpetuities shall be deemed applicable to the PD Trust, the date on which twenty-one (21) years less ninety-one (91) days pass after the death of the last survivor of all of the descendants of the late Joseph P. Kennedy, Sr., father of the late President John F. Kennedy, living on the date hereof.
(h)    On the Dissolution Date or as soon as reasonably practicable, after the wind-up of the PD Trust’s affairs by the Trustees and payment of all the PD Trust’s liabilities have been provided for as required by applicable law including Section 3808 of the Act, all monies remaining in the PD Trust estate for Class 7B Claims shall be paid over to the Asbestos PI Trust, which shall be treated as an offset against the amount owed by the Reorganized Debtors to the Asbestos PI Trust if paid during the first 25 years after the Effective Date. Notwithstanding any contrary provision of the Plan and related documents, this Section 7.2(c) cannot be modified or amended.
(i)    Following the dissolution and distribution of the assets of the PD Trust, the PD Trust shall terminate and the Trustees, or any one of them, shall execute and cause a Certificate of Cancellation of the Certificate of Trust of the PD Trust to be filed in accordance with the Act. Notwithstanding anything to the contrary contained in this PD Trust Agreement, the existence of the PD Trust as a separate legal entity shall continue until the filing of such Certificate of Cancellation.
7.3    Amendments. The Class 7A Trustee, after consultation with the PD FCR and with the consent of Grace, which shall be provided in writing in accordance with Section 7.6(a), may modify or amend this PD Trust Agreement and the PD trust By-Laws to the extent the amendment affects the Non-ZAI Trust Assets or the Class 7A Claims or administration. The Class 7B Trustee, after consultation with the ZTAC, the PD FCR, and Grace, and subject to the unanimous consent of the ZTAC and the PD FCR, may modify or amend this PD Trust Agreement and the PD Trust By-laws to the extent the amendment affects the ZAI Trust Assets or ZAI Claims or administration. The Class 7B Trustee, after consultation with the ZTAC, the PD FCR, and Grace, and subject to the consent of the ZTAC and the PD FCR, may modify or amend the ZAI TDP; provided, however, that no amendment to the ZAI TDP shall be inconsistent with the provisions of the Plan relating to PD Trust Claims or the ZAI TDP limiting amendments to that document as provided therein. Any modification or amendment made pursuant to this Article must be done in writing. Notwithstanding anything contained in this PD Trust Agreement or the ZAI TDP to the contrary, neither this PD Trust Agreement, the PD Trust Bylaws, the ZAI TDP, nor any document annexed to the foregoing shall be modified or amended in any way that could jeopardize, impair, be inconsistent with, or modify (i) Section 2.4 of this PD Trust Agreement unless expressly consented to in writing by each of Sealed Air Corporation and Cryovac, Inc. in its absolute discretion, (ii) the applicability of section 524(g) of the Bankruptcy Code to the Plan and the Confirmation Order, (iii) the efficacy or enforceability of the Asbestos PD Channeling Injunction or the Successor Claims Injunction, or any other injunction or release issued or granted in favor of any (or all) of the Sealed Air Indemnified Parties or the Fresenius Indemnified Parties in connection with the Plan, (iv) any other material provision of the Plan, or (v) the PD Trust’s qualified settlement fund status under the QSF Regulations.
7.4    Meetings. The Delaware Trustee shall not be required nor permitted to attend meetings relating to the PD Trust.
7.5    Severability. Should any provision in this PD Trust Agreement be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this PD Trust Agreement.
7.6    Notices. Notices to persons asserting claims shall be given by first class mail, postage prepaid, at the address of such person, or, where applicable, such person’s legal representative, in each case as provided on such person’s claim form submitted to the PD Trust with respect to his or her PD Trust Claim.
(a)    Any notices or other communications required or permitted hereunder to the following parties shall be in writing and delivered at the addresses designated below, or sent by e-mail or facsimile pursuant to the instructions listed below, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other address or addresses as may hereafter be furnished in writing to each of the other parties listed below in compliance with the terms hereof.
To the PD Trust through the Trustees:
To the Class 7A Trustee
Richard B. Schiro
WRG Asbestos PD Trust
c/o Wilmington Trust
Attention: Corporate Trust Administration
1100 N. Market Street
Wilmington, DE 19890-1625
Telephone: (302) 651-8742

with a copy to:

Richard B. Schiro
WRG Asbestos PD Trust
2706 Fairmount Street
Dallas, Texas 75201-1958
Telephone: (214) 521-5994
Facsimile: (214) 521-3838

-and-

Deborah D. Williamson
Cox Smith Matthews Incorporated
112 E. Pecan Street, Suite 1800
San Antonio, Texas 78205
Telephone: (210) 554-5275
Facsimile: (210 226-8395

To the Class 7B Trustee
Edward B. Cottingham, Jr.
The Cottingham Law Firm
317 Wingo Way, Suite 303
P.O. Box 810
Mt. Pleasant, SC 29465
Telephone: (843) 849-1384

with a copy to:

M. Dawes Cooke
Barnwell Whaley Patterson & Helms LLC
P.O. Drawer H
Charleston, SC 29402
Telephone: (843) 577-7700
Facsimile: (843) 577-7708
To the Delaware Trustee:
Wilmington Trust Company
    1100 N. Market Street
    Wilmington, DE 19890
    Attention: Corporate Trust Administration
To the ZTAC:
Edward J. Westbrook
    Richardson Patrick
    Westbrook & Brickman LLC
    1037 Chuck Dawley Blvd, Building A
    Mount Pleasant, SC 29464
    Telephone: (843) 727-6500
    Facsimile:(843) 727-6688
-and-
Darrell W. Scott
    The Scott Law Group, P.S.
    926 W. Sprague Avenue, Suite 680
    Spokane, WA 99201
    Telephone: (509) 455-3966
    Toll Free: 1-888-955-3966
    Facsimile: (509) 455-3906
To the PD FCR:
Hon. Alexander M. Sanders, Jr.
    19 Water Street
    Charleston, South Carolina 29401
    Telephone: (843) 953-5755
    Facsimile: (843) 953-7570
with a copy to:
Alan B. Rich
    Attorney and Counselor
    1201 Elm Street, Suite 4244
    Dallas, Texas 75270
    Telephone: (214) 744-5100
    Facsimile: (214) 744-5101
To the Reorganized Debtors:
W. R. Grace & Co.
    7500 Grace Drive
    Columbia, MD 21044
    Telephone: (410) 531-4000
    Facsimile: (410) 531-4545
    Attn: Mark Shelnitz
with a copy to:
Adam C. Paul
Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Email: apaul@kirkland.com

(b)    All such notices and communications if mailed shall be effective when physically delivered at the designated addresses or, if electronically transmitted, when the communication is received at the designated addresses and confirmed by the recipient by return transmission.
7.7    Successors and Assigns. The provisions of this PD Trust Agreement shall be binding upon and inure to the benefit of the Debtors, the PD Trust, the Trustees, the ZTAC, and the Reorganized Debtors, and their respective successors and assigns, except that neither the Debtors, the PD Trust, the Trustees, the ZTAC, nor the Reorganized Debtors may assign or otherwise transfer any of its, or their, rights or obligations, if any, under this PD Trust Agreement except, in the case of the PD Trust and the Trustees, as contemplated by Section 2.1 above.
7.8    Limitation on Claim Interests for Securities Laws Purposes. PD Trust Claims, and any interests therein (a) shall not be evidenced by a certificate or other instrument; (b) shall not possess any voting rights; and (c) shall not be entitled to receive any dividends or interest.
7.9    Entire Agreement; No Waiver. The entire agreement of the parties relating to the subject matter of this PD Trust Agreement is contained herein and in the documents referred to herein, and this PD Trust Agreement and such documents supersede any prior oral or written agreements concerning the subject matter hereof. No failure to exercise or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of rights under law or in equity.
7.10    Headings. The headings used in this PD Trust Agreement are inserted for convenience only and do not constitute a portion of this PD Trust Agreement, nor in any manner affect the construction of the provisions of this PD Trust Agreement.
7.11    Governing Law. This PD Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware conflict of law principles.
7.12    Settlors’ Representative and Cooperation. The Debtors and Reorganized Debtors are hereby irrevocably designated as the Settlors, and they are hereby authorized to take any action required of the Settlors by the Trustees in connection with the PD Trust Agreement. The Settlors agree to cooperate in implementing the goals and objectives of this PD Trust Agreement.
7.13    Audit Rights. The Settlors shall have the right to conduct annual audits of the books, records, and claims processing procedures of the PD Trust as set forth more fully in the ZAI TDP and to confirm that the Asbestos PD Trust expenditures have complied with the terms of the Plan, the PD Settlement Agreements, the Final Orders of the Court determining the Allowed Amount of Unresolved Asbestos PD Claims in Class 7A, the Class 7A CMO, the ZAI TDP, and this PD Trust Agreement.
7.14    Dispute Resolution. Any disputes that arise under this PD Trust Agreement or under the ZAI TDP among the parties hereto shall be resolved by submission of the matter to an alternative dispute resolution (“ADR”) process mutually agreeable to the parties involved. Should any party to the ADR process be dissatisfied with the decision of the arbitrator(s), that party may apply to the Bankruptcy Court for a judicial determination of the matter. Any review conducted by the Bankruptcy Court shall be de novo. Should the dispute not be resolved by the ADR process within ninety (90) days after submission, the parties are relieved of the requirement to pursue ADR prior to application to the Bankruptcy Court. If the Trustees determine that the matter in dispute is exigent and cannot await the completion of the ADR process, the Trustees shall have the discretion to elect out of the ADR process altogether or at any stage of the process and seek resolution of the dispute in the Bankruptcy Court.
7.15    Enforcement and Administration. The provisions of this PD Trust Agreement, the portions of the Class 7A CMO at Exhibit 1 hereto which empower the Bankruptcy Court to take an action, and only to the extent that said action is at issue, and the ZAI TDP at Exhibit 2 hereto shall be enforced by the Bankruptcy Court pursuant to the Plan. The parties hereby further acknowledge and agree that the Bankruptcy Court shall have exclusive jurisdiction over the settlement of the accounts of the Trustees and over any disputes hereunder not resolved by alternative dispute resolution in accordance with Section 7.14 above.
7.16    Effectiveness. This PD Trust Agreement shall not become effective until it has been executed and delivered by all the parties hereto.
7.17    Counterpart Signatures. This PD Trust Agreement may be executed in any number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this PD Trust Agreement this _3rd_ day of _February_, 2014.
W. R. GRACE & CO.
on behalf of itself and the other Debtors

By: /s/MARK A. SHELNITZ

Title: Vice President, General Counsel and Secretary

TRUSTEES /s/RICHARD B. SCHIRO	PD COMMITTEE By: /s/SCOTT L. BAENA
Name: Richard Schiro (Class 7A Trustee)
Expiration Date of Initial Term: 5th
Anniversary of the date of this PD Trust Agreement

/s/EDWARD B. COTTINGHAM, JR.
Name: Edward B. Cottingham, Jr. (Class 7B Trustee)
Expiration Date of Initial Term: 5th
Anniversary of the date of this PD Trust Agreement

Name: Scott L. Baena DELAWARE TRUSTEE Wilmington Trust Company By: /s/DAVID B. YOUNG Name: David B. Young Title: Vice President

Exhibit 1
Class 7A CMO

Exhibit 2
ZAI TDP